Exhibit 10.1

UST INC.
DIRECTOR
DEFERRAL PROGRAM
Effective as of April 7, 2005

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TABLE OF CONTENTS

Page
10.06 Gender, Tense and Examples:	26
10.07 Successors and Assigns; Nonalienation of Benefits:	26
10.08 Facility of Payment:	26

ARTICLE XI — SIGNATURE	27

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ARTICLE I — INTRODUCTION
     UST Inc. (the “Company”) established the UST Inc. Director Deferral Program (the “Plan”) to permit Eligible Directors to defer certain compensation paid to them as Directors.
     This document is effective as of April 7, 2005, which shall be the effective date of the Plan (the “Effective Date”). It sets forth the terms of the Plan, deferrals under which are subject to Section 409A.
     This document specifies the group of Directors of the Company that are eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred.
     The Plan is unfunded and unsecured. Amounts deferred by a Director are a liability and an obligation of the Company, and Directors have the rights of a general creditor. As of the Effective Date, this Plan is not currently subject to ERISA.

ARTICLE II — DEFINITIONS
     When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:
2.01 Account:
     The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01 or 4.02. The Plan Administrator may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Plan Administrator may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.
2.02 Act:
     The Securities Exchange Act of 1934, as amended.
2.03 Adjusted Holdings:
     The sum of (a) the Director’s holdings of UST Inc. Common Stock that may be taken into account in satisfying the Common Stock Holding Requirement from time to time, plus (b) the amount of the Annual Award for the upcoming Board Year.
2.04 Annual Award:
     The grant of UST Inc. Common Stock that is awarded to Directors on an annual basis for each Board Year.
2.05 Beneficiary:
     The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death, provided such person or persons are living (or in existence, in the case of a trust) at the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator shall require from time to time. The Beneficiary designation must also be filed with the Plan Administrator prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and of no effect. If some but not all of the persons designated by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares. If no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his or her estate. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation of an individual by name and relationship ceases to be effective when the designated individuals is no longer in the specified relationship to the Participant. Any Beneficiary designation submitted to the Plan Administrator that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.
2.06 Board Year:
     The 12-month period of time that begins on the date of each annual meeting of the Company and that ends on the day before the next annual meeting. As of the Effective Date, this is the period of time from the first Tuesday in May to the day before the first Tuesday in May in the following year.
2.07 Change in Control:
     A Change in Control shall have the meaning given to it by Section 409A(a)(2)(A)(v). In general, such meaning shall include the following, as interpreted by Section 409A(a)(2)(A)(v) –
          (a) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;
          (b) A change in the effective control of the Company that occurs on the date that either (1) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, or (2) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or
          (c) A change in the ownership of a substantial portion of the Company’s assets occurring on the date that any one person, or more than one person acting as a group,

acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value (determined without regard to any liabilities associated with such assets) of all of the assets of the Company immediately prior to such acquisition(s).
2.08 Code:
     The Internal Revenue Code of 1986, as amended from time to time.
2.09 Common Stock Holding Determination Date:
     The date as of which the Plan Administrator determines if the Common Stock Holding Requirement has been satisfied. In determining Director deferrals for a particular Board Year, the Common Stock Holding Determination Date shall be November 15 of the preceding Board Year (or if such day is not a business day, the day immediately following November 15 that is a business day).
2.10 Common Stock Holding Requirement:
     The term, Common Stock Holding Requirement, shall have the meaning given to it in Section 4.01.
2.11 Company:
     UST Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.
2.12 Deferral Subaccount:
     A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Director Compensation, and any adjustments to such subaccount in accordance with Section 5.01(b).
2.13 Director:
     Any person who is –
(a)	A member of the Board of Directors of the Company,

(b)	Currently a citizen or resident of the United States, and

(c)	Not currently an employee of the UST Organization.

2.14 Director Compensation:
     Only the Annual Award paid to an Eligible Director by the Company. In operating the Plan, Director Compensation shall not include any other compensation, remuneration or payment received by an Eligible Director from the Company. Subject to the next sentence, Director Compensation shall be reduced for any applicable tax levies, garnishments and other legally required deductions. Notwithstanding the preceding sentence, an Eligible Director’s Director Compensation may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A.
2.15 Disability:
     A Participant shall be considered to suffer from a Disability, if, in the judgment of the Plan Administrator (based on the provisions of Section 409A), the Participant –
          (a) Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
          (b) By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company.
     Solely for those Participants who are otherwise eligible for Social Security, a Participant who has received a Social Security disability award will be deemed to satisfy the requirements of Subsection (a) and a Participant who has not received a Social Security disability award will be deemed to not meet the requirements of Subsection (a).
2.16 Distribution Valuation Date:
     Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. With respect to any distribution, the Distribution Valuation Date shall be the business day when the Plan Administrator begins to process a Participant’s distribution based upon the payment events of Article VI; provided, however, the Distribution Valuation Date for purposes of valuing any payment of a fractional share shall be the date of the payment event in Article VI or if such date is not a business day, the immediately following business day. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A.

2.17 Election Form:
     The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Director Compensation to be deferred, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator may make available for use such technologies, including voice response systems and electronic forms, as it deems appropriate from time to time.
2.18 Eligible Director:
     The term, Eligible Director, shall have the meaning given to it in Section 3.01(b).
2.19 ERISA:
     Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.20 Fair Market Value:
     The term, Fair Market Value, shall have the following meanings depending upon for what purpose Fair Market Value is being determined –
          (a) Converting Deferrals. For purposes of converting a Participant’s deferrals to phantom UST Inc. Common Stock as of any date, the Fair Market Value of such stock is the average of the high and low prices on such date (or if such date is not a trading date, the date immediately following such date that is a trading date) for UST Inc. Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded (if necessary) to two decimal places.
          (b) Plan Distributions. For purposes of determining the value of a Plan distribution, the Fair Market Value of phantom UST Inc. Common Stock is determined as the average of the high and low prices for UST Inc. Common Stock on the applicable Distribution Valuation Date, as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded (if necessary) to two decimal places.
          (c) Converting Dividend Equivalents. For purposes of converting a Participant’s dividend equivalents under Section 5.02 to phantom UST Inc. Common Stock as of any date, the Fair Market Value of such stock shall be the value that is determined by the transfer agent for purposes of crediting shares of UST Inc. Common Stock under the UST Inc. Dividend Reinvestment Plan.
          (d) Common Stock Holding Requirement. For purposes of determining whether a Director has satisfied the Common Stock Holding Requirement, the Fair Market

Value of UST Inc. Common Stock shall be the average of the high and low prices for UST Inc. Common Stock on the Common Stock Holding Determination Date, as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded (if necessary) to two decimal places.
2.21 Key Employee:
     The individuals identified in accordance with the principles set forth in Subsection (a), as modified by the following provisions of this Section.
          (a) General. Any Eligible Director or former Eligible Director who at any time during the applicable year is –
          (1) An officer of the Company having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1));
          (2) A 5-percent owner of the Company; or
          (3) A 1-percent owner of the Company having annual compensation of more than $150,000.
     For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation (or, if lesser, the greater of 3 employees or 10 percent of the employees) shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Code Section 415(c)(3). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (including the provisions of Code Section 416(i)(3) that treat self employed individuals as employees for purposes of this definition); provided, that Code Section 416(i)(5) shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.
          (b) Operating Rules. In the case of Separation from Service distributions, the Company shall treat as Key Employees for the Plan Year of their Separation from Service those individuals who meet the provisions of the following paragraphs.
          (1) If the determination of a Key Employee is being made in the first calendar quarter of a Plan Year, the determination shall be made using data for the calendar year that is two years prior to the current calendar year (e.g., for a determination made in the first quarter of the 2005 calendar year, data for the 2003 calendar year shall be used); and

          (2) If the determination of a Key Employee is being made in the second, third or fourth calendar quarter of a calendar year, the determination shall be made using data for the prior calendar year (e.g., for a determination made in the second quarter of the 2005 calendar year, data for the 2004 calendar year shall be used).
     In addition, a Participant shall be considered an officer for purposes of Subsection (a)(1), a 5-percent owner for purposes of Subsection (a)(2) or a 1-percent owner for purposes of Subsection (a)(3) with respect to a Separation from Service distribution, if the Participant was an officer, a 5-percent owner or a 1-percent owner at some point during the calendar year that applies, in accordance with Paragraphs (1) and (2) above.
2.22 Participant:
     Any Director who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account, plus any individual who has an Account balance. An active Participant is one who is currently deferring under Section 4.01.
2.23 Plan:
     The UST Inc. Director Deferral Program, the plan set forth herein, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder).
2.24 Plan Administrator:
     The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. The Compensation Committee has the authority to delegate operational responsibilities to other persons or parties. As of the Effective Date, the Compensation Committee has re-delegated certain operational responsibilities to the compensation function of the Company’s Human Resources Department (the “Compensation Department”). However, references in this document to the Plan Administrator shall be understood as referring to the Compensation Committee, the Compensation Department and those delegated by the Compensation Department. All delegations made under the authority granted by this Section are subject to Section 7.06.
2.25 Plan Year:
     The 12-consecutive month period beginning on January 1 and ending on December 31; provided that the first Plan Year shall be a short Plan Year beginning on April 7, 2005 and ending on December 31, 2005.

2.26 Section 409A:
     Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.
2.27 Separation from Service:
     A Participant’s separation from service with the UST Organization, within the meaning of Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in underlying meaning.
2.28 UST Organization:
     The controlled group of organizations of which the Company is a part, as defined in Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the UST Organization only during the period it is one of the group of organizations described in the preceding sentence.
2.29 Unforeseeable Emergency:
     A severe financial hardship to the Participant resulting from –
          (a) An illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant;
          (b) Loss of the Participant’s property due to casualty; or
          (c) Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     The Plan Administrator shall determine the occurrence of an Unforeseeable Emergency in accordance with Section 409A(a)(2)(B)(ii).
2.30 Valuation Date:
     Each date, as determined by the Plan Administrator, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

ARTICLE III — ELIGIBILITY AND PARTICIPATION
3.01 Eligibility to Participate:
          (a) An individual shall be eligible to defer compensation under the Plan during the period that he or she is a Director hereunder.
          (b) During the period an individual satisfies the eligibility requirements of this Section, he or she shall be referred to as an Eligible Director.
          (c) Each Eligible Director becomes an active Participant on the date an amount is first withheld from his or her Director Compensation, either automatically under Section 4.01 or pursuant to an Election Form submitted by the Director to the Plan Administrator under Section 4.02.
3.02 Termination of Eligibility to Defer:
     An individual’s eligibility to participate actively by deferring under Sections 4.01 and 4.02 shall cease on the date he or she ceases to be a Director.
3.03 Termination of Participation:
     An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV — DEFERRAL OF COMPENSATION
4.01 Automatic Deferral:
     If an Eligible Director’s Adjusted Holdings of UST Inc. Common Stock has a Fair Market Value as of the Common Stock Holding Determination Date of less than or equal to five times the annual cash retainer paid by the Company to its Directors in effect as of the Common Stock Holding Determination Date (the “Common Stock Holding Requirement”), then such Eligible Director shall be deemed to have made an election to automatically defer that portion of his or her Director Compensation with respect to the following Board Year that allows the Eligible Director to meet the Common Stock Holding Requirement. The Eligible Director may elect to defer voluntarily the remaining portion of Director Compensation pursuant to Section 4.02. Any Director Compensation deferred under this Section 4.01 shall be credited to the Participant’s Account on the date (or dates) it otherwise would be paid to the Director, provided the Director remains an Eligible Director as of such time.
4.02 Voluntary Deferrals and Elections:
          (a) An Eligible Director, whose Adjusted Holdings of UST Inc. Common Stock have a Fair Market Value that exceeds the Common Stock Holding Requirement as of the Common Stock Holding Determination Date, may make an election to defer under the Plan in 20 percent increments up to 100 percent of the portion of his or her Director Compensation that remains after the application of Section 4.01 above. Such election to defer shall apply to Director Compensation that is earned for services performed in the Board Year.
          (b) If a newly Eligible Director satisfies the Common Stock Holding Requirement, such newly Eligible Director may only elect to defer the portion of his or her eligible Director Compensation for a Board Year that is earned for services performed after the date of his or her appointment. For this purpose, if a valid Election Form is received prior to becoming a Director and the Election Form is effective immediately as of becoming a Director under Section 4.03(a), then the Director shall be deemed to receive all of his or her Director Compensation for the year after the date of the appointment.
          (c) Any Director Compensation deferred under this Section 4.02 shall be credited to the Participant’s Account on the date (or dates) it otherwise would be paid to the Director, provided the Director remains an Eligible Director as of such time. To be effective, an Eligible Director’s Election Form must set forth the percentage of Director Compensation to be deferred and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.03.

4.03 Time and Manner of Voluntary Deferral Election:
          (a) Deferral Election Deadlines. An election to defer Director Compensation under Section 4.02 must be made by the following deadlines:
         (1) Ordinarily an Eligible Director must make a deferral election with respect to Director Compensation payable for a Board Year no later than the December 31 that precedes such Board Year (although the Plan Administrator may adopt policies that encourage earlier submission of election forms). If such December 31 is not a business day, then the deadline for deferral elections will be the first business day preceding such December 31.
         (2) An individual, who has been nominated for Director status, must submit an Election Form prior to becoming an Eligible Director, and such Election Form will be effective immediately upon commencement of the individual’s status as an Eligible Director.
         (3) Notwithstanding paragraph (1) above, an Eligible Director may elect to defer Director Compensation with respect to the Board Year that begins on May 1, 2005 by filing an Election Form during the period beginning on April 7, 2005 and ending on April 25, 2005.
          (b) General Provisions. A separate deferral election under subsection (a) above must be made by an Eligible Director for each Board Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Plan Administrator by the prescribed time in subsection (a) above, the Eligible Director will be deemed to have elected not to defer any Director Compensation for the applicable Board Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted as of the beginning of the calendar year during which the applicable Board Year begins.
4.04 Beneficiaries:
     A Participant who has Director Compensation automatically deferred under Section 4.01 or who makes a deferral election under Section 4.02 may designate on a form (authorized by the Plan Administrator for this purpose) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the

Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time.
4.05 Period of Deferral:
     An Eligible Director who either has an automatic deferral under Section 4.01 or who makes a deferral election under Section 4.02 shall defer his or her Director Compensation until the date it becomes distributable under the provisions of Article VI.
4.06 No Subsequent Elections:
     No Participant shall be permitted to make a subsequent election that extends the time of payment or changes the form of payment under Article VI.

ARTICLE V — INTERESTS OF PARTICIPANTS
5.01 Accounting for Participants’ Interests:
          (a) Deferral Subaccounts. Each Participant generally shall have at least one separate Deferral Subaccount for each separate deferral of Director Compensation made by the Participant under this Plan. A Participant’s deferral shall be credited to his or her Account as soon as practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals and the Company’s liability therefor. No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.
          (b) Adjustments. The Plan provides only for “phantom investments,” and therefore any adjustments to a Participant’s Account as provided by Section 5.02(b) are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of the Company’s liability to make deferred payments to or on behalf of the Participant.
5.02 Phantom Investment of Account:
          (a) General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in phantom UST Inc. Common Stock as provided in Subsection (b) below.
          (b) Phantom UST Inc. Common Stock. Participant Accounts invested in phantom UST Inc. Common Stock are adjusted to reflect an investment in UST Inc. Common Stock. An amount deferred is converted to phantom shares of UST Inc. Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of UST Inc. Common Stock on the date (or dates) applicable under Sections 4.01 and 4.02 above. The Plan Administrator shall adopt a fair valuation methodology for valuing an investment in phantom UST Inc. Common Stock, such that the value shall reflect the complete value of an investment in UST Inc. Common Stock in accordance with the following Paragraphs below.
          (1) The Plan Administrator shall value a phantom investment in UST Inc. Common Stock pursuant to an accounting methodology which credits partial phantom shares (as necessary).
          (2) A Participant’s interest in the phantom UST Inc. Common Stock is valued as of a Valuation Date by multiplying the number of phantom shares (whole and fractional) credited to the Participant’s Account on such date by the Fair Market Value of a share of UST Inc. Common Stock on such date.

          (3) If shares of UST Inc. Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom shares credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate.
          (4) In no event will shares of UST Inc. Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a stockholder of UST Inc. Common Stock on account of an interest in phantom UST Inc. Common Stock.
          (5) Any amounts that would be received by the Account as dividends, if dividends were paid on phantom shares of UST Inc. Common Stock as they are on actual shares of equivalent value, shall be converted to phantom shares of UST Inc. Common Stock of equivalent value by dividing the dollar amount of the dividend by the Fair Market Value of a share of UST Inc. Common Stock and credited to the Participant’s Account. For this purpose, the date that the Fair Market Value is determined and the date that the dividend equivalent is credited to the Participant’s Account shall be the dates established by the transfer agent for the UST Inc. Dividend Reinvestment Plan for reinvestment of dividends under such plan.
5.03 Vesting of a Participant’s Account:
     A Participant’s interest in the value of his or her Account shall at all times be 100% vested, which means that it will not forfeit as a result of his or her Separation from Service.

ARTICLE VI — DISTRIBUTIONS
6.01 General:
     A Participant’s Deferral Subaccount(s) shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances shall be distributed in a single lump sum of shares of UST Inc. Common Stock (or such other stock that applies after application of Section 5.02(b)(3)) with one share of such actual stock payable for each phantom share, and with the value of any fractional phantom share paid in cash. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.
     The following general rules shall apply for purposes of interpreting the provisions of this Article VI.
          (a) Section 6.02 (Distributions on Account of a Separation from Service) applies when a Participant Separates from Service, but not including death or Disability.
          (b) Section 6.03 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive, but has not received, a distribution under Section 6.02, 6.04, 6.05 or 6.06 (see below) at the time of his or her death, Section 6.03 shall take precedence over those sections.
          (c) Section 6.04 (Distributions on Account of Disability) applies when the Participant becomes Disabled. If a Participant who becomes Disabled dies, Section 6.03 shall take precedence over Section 6.04 to the extent it would result in an earlier distribution of a Participant’s Account. Further, distributions under Section 6.04 take precedence over a distribution under Section 6.02, 6.03, 6.05 and 6.06 to the extent Section 6.04 would result in an earlier distribution.
          (d) Section 6.05 (Distributions on Account of Change in Control) applies when a Change in Control occurs. If a Change in Control occurs and a Participant dies before a distribution can be made under Section 6.05, Section 6.03 shall take precedence over Section 6.05 to the extent it would result in an earlier distribution of a Participant’s Account.
          (e) Section 6.06 (Distributions on Account of an Unforeseeable Emergency) applies when an Unforeseeable Emergency occurs. If an Unforeseeable Emergency occurs and a Participant dies before a distribution can be made under Section 6.06, Section 6.03 shall take precedence over Section 6.06 to the extent it would result in an earlier distribution of a Participant’s Account. Further, a distribution under Section 6.06 takes precedence over a distribution under Sections 6.02, 6.03, 6.04 and 6.05 to the extent that Section 6.06 would result in an earlier distribution.

6.02 Distributions on Account of a Separation from Service:
     A Participant’s total Account balance shall be distributed upon the occurrence of a Participant’s Separation from Service (other than Disability or death) in accordance with the terms and conditions of this Section. When used in this Section, the phrase “Separation from Service” shall not include a Participant’s Disability or death.
          (a) Subject to subsection (b), a Participant’s total Account balance, shall be distributed as soon as administratively practicable following the Participant’s Separation from Service.
          (b) If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service.
6.03 Distributions on Account of Death:
          (a) Upon a Participant’s death, the Participant’s total Account balance shall be distributed as soon as administratively practicable following the Participant’s death. Amounts paid following a Participant’s death shall be paid to the Participant’s Beneficiary.
          (b) Any claim to be paid with respect to any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least 14 days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, or any other party acting for one or more of them.
6.04 Distributions on Account of Disability:
     Prior to the time that an amount would become distributable under Section 6.02, 6.03, 6.05 or 6.06, if a Participant believes he or she is suffering from a Disability, the Participant may file a written request with the Plan Administrator for payment of the entire amount credited to his or her Account in connection with a Disability. After a Participant has filed a written request pursuant to this Section, along with all supporting material that may be required by the Plan Administrator from time to time, the Plan Administrator shall determine within 45 days (or as soon as practicable thereafter if special circumstances warrant additional time and such extension does not violate applicable law) whether the Participant meets the criteria for a Disability. In addition, to the extent required under Section 409A, if the Company becomes aware that the Participant appears to meet the criteria for a Disability, the Company shall advise the Plan Administrator and the Plan Administrator shall proceed to determine if the Participant meets the criteria for a Disability under this Plan, even if the

Participant has not yet applied for payment from this Plan. To the extent practicable, the Participant shall be expected to permit whatever medical examinations are necessary for the Plan Administrator to make its determination. If the Plan Administrator determines that the Participant has satisfied the criteria for a Disability, the Participant’s total Account balance shall be distributed as soon as administratively practicable following the date on which the Disability determination is made.
6.05 Distributions on Account of Change in Control:
     Each Participant’s total Account balance shall be distributed as soon as administratively practicable following the occurrence of a Change in Control.
6.06 Distributions on Account of Unforeseeable Emergency:
     Prior to the time that an amount would become distributable under Sections 6.02 through 6.05, a Participant may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After a Participant has filed a written request pursuant to this Section, along with all supporting material that may be required by the Plan Administrator from time to time, the Plan Administrator shall determine within 45 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Plan Administrator determines that an Unforeseeable Emergency has occurred, the Participant shall receive a distribution from his or her Account as soon as administratively practicable. However, the value of such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Distributions under this Section 6.06 may only be made in whole shares of UST Inc. Common Stock (or such other stock that applies after application of Section 5.02(b)(3)). No cash may be distributed for a fractional share. The distribution made to a Participant shall be reduced as necessary to comply with this restriction.
6.07 Valuation:
     If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Distribution Valuation Date that is on or immediately prior to such distribution shall be used. In determining the value of a Participant’s remaining Account following a partial distribution under Section 6.06 for a distribution on account of an Unforeseeable Emergency, such distribution shall reduce the value of the Participant’s Account as of the close of the Distribution Valuation Date preceding the payment date for such partial distribution.

6.08 Impact of Section 16 of the Act on Distributions:
     The provisions of Section 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

ARTICLE VII — PLAN ADMINISTRATION
7.01 Plan Administrator:
     The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. To the extent not already set forth in the Plan, any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.
7.02 Action:
     Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s legal department determines are legally permissible.
7.03 Powers of the Plan Administrator:
     The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:
          (a) To exercise its discretionary authority to construe, interpret, and administer this Plan;
          (b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;
          (c) To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;
          (d) To authorize all disbursements by the Company pursuant to this Plan;
          (e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;
          (f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;
          (g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

          (h) To change the phantom investment under Article V;
          (i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and
          (j) Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator may take any action that it determines is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.
     The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.
7.04 Compensation, Indemnity and Liability:
     The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company. No member of the Compensation Committee (who serves as the Plan Administrator), and no individual acting as the delegate of the Compensation Committee, shall be liable for any act or omission of any individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Compensation Committee and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Compensation Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan (or his or her serving as the delegate of the Compensation Committee), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05 Taxes:
     If the whole or any part of any Participant’s Account becomes subject to the payment of any estate, inheritance, income, employment, or other tax which the Company may be required to pay or withhold, the Company will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the Account of the Participant. To the extent practicable, the Company will provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary. In addition, pursuant to Section 409A amounts deferred under this Plan shall be reported to the Internal Revenue Service to the extent required under Section 409A. Also, any amounts that become taxable hereunder shall be reported as taxable compensation to the Participant to the extent required under Section 409A.
7.06 Section 16 Compliance:
     This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.
7.07 Conformance with Section 409A:
     At all times during each Plan Year, this Plan shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under the Plan shall be altered to avoid such violation. Any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. Any distribution that is to be made as soon as practicable after a specified date shall in all cases be made on or before (i) the end of the calendar year containing such date, or (ii) if later, 2 1/2 months after such date (or on or before such still later date as may be permitted under the circumstances by Section 409A). In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VIII — CLAIMS PROCEDURE
8.01 Claims for Benefits:
     If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.
8.02 Appeals of Denied Claims:
     Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. If special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.
8.03 Special Claims Procedures for Disability Determinations:
     Notwithstanding Sections 8.01 and 8.02 to the contrary, if the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

ARTICLE IX — AMENDMENT AND TERMINATION
9.01 Amendment of Plan:
     The Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Board of Directors. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.
9.02 Termination of Plan:
     The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed. Any termination shall be subject to any restrictions on termination that are applicable to ensure continued compliance under Section 409A.

ARTICLE X — MISCELLANEOUS
10.01 Limitation on Participant’s Rights:
     Participation in this Plan does not give any Participant the right to be retained in the service of the Company. The Company reserves the right to terminate the service of any Participant without any liability for any claim against the Company under this Plan, except for a claim for payment of deferrals as provided herein.
10.02 Unfunded Obligation of the Company:
     The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Company asset. This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over the rights of any other unsecured general creditor of the Company. No other Company affiliate guarantees or shares such obligation, and no other Company affiliate shall have any liability to the Participant or his or her Beneficiary.
10.03 Other Plans:
     This Plan shall not affect the right of any Eligible Director or Participant to participate in and receive benefits under and in accordance with the provisions of any other Director compensation plans which are now or hereafter maintained by the Company, unless the terms of such other plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.
10.04 Receipt or Release:
     Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
10.05 Governing Law:
     This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
10.06 Gender, Tense and Examples:
     In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).
10.07 Successors and Assigns; Nonalienation of Benefits:
     This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Section 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing and to the extent permissible under Section 409A, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.
10.08 Facility of Payment:
     Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE XI — SIGNATURE
     This Plan has been adopted and approved by the Company’s Compensation Committee to be effective as stated herein.

UST INC.

By:

Date Signed		Name:
Title: